Exhibit 99.1

Company Contact:

Tamara A. Seymour

Chief Financial Officer

Favrille, Inc.

(858) 729-4441

tseymour@favrille.com

Favrille Announces Receipt of Nasdaq Letter

San Diego – September 22, 2008 – Favrille, Inc. (Nasdaq: FVRL) today announced that, on September 16, 2008, it received a staff determination letter from The Nasdaq Stock Market (“Nasdaq”) formally notifying the Company that it had not maintained a minimum $10,000,000 stockholders’ equity nor submitted a sufficient plan to obtain compliance as required for continued listing on the Nasdaq Global Market under Marketplace Rule 4450(a)(3). Unless the Company appeals the determination and requests a formal hearing with the Nasdaq Listing Qualifications Panel, trading of the Company’s common stock on the Nasdaq Global Market will be suspended at the opening of business on September 25, 2008 and a Form 25-NSE will be filed with the Securities and Exchange Commission (“SEC”) which will remove the Company’s common stock from listing and registration on Nasdaq. The Company does not currently plan to appeal the staff determination. If the Company does not appeal the staff determination, its common stock may not be immediately eligible to trade on the OTC Bulletin Boards or the “Pink Sheets.” The Company’s common stock may become eligible to trade on the OTC Bulletin Boards or the “Pink Sheets” if a market maker makes application to register in and quote the common stock in accordance with SEC Rule 15c2-11 and such application (a “Form 211”) is cleared. Only a market maker may file a Form 211. It is the Company’s goal to have its common stock listed on the OTC Bulletin Boards. The Company is currently in discussions with a market maker to submit the Form 211 application on its behalf.

About Favrille, Inc.

Favrille, Inc. is a biopharmaceutical company focused on the development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system.

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Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Favrille’s listing or delisting from the Nasdaq Global Market, any appeal of the Nasdaq delisting determination, the trading of Favrille’s common stock on the OTC Bulletin Boards or the “Pink Sheets”, Favrille’s product candidates, proprietary technologies and research and clinical development programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Favrille’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to Favrille’s listing status and potential delisting of Favrille’s common stock from The Nasdaq Global Market, the possibility that no market maker will seek to register in and quote Favrille’s common stock on the OTC Bulletin Boards or the “Pink Sheets”, Favrille’s ability to continue its operations, conserve cash or recognize value on its assets and additional risks discussed in Favrille’s filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. Favrille is providing this information as of the date of this release and, except as required by law, does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.